                                                     Exhibit 12 -- Page 1 of 2
                             OWENS-ILLINOIS, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
     AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                     (Millions of dollars, except ratios)

                                                Years ended December 31,
                                          -----------------------------------
                                                                 Pro Forma
                                                              As Adjusted For
                                                               BTR Packaging
                                                                Acquisition
                                            1999      1998         1998
                                          ------    ------    ---------------
Earnings before income taxes, minority
  share owners' interests, and
  extraordinary items  . . . . . . . .    $497.8    $209.0        $256.2
Less:  Equity earnings . . . . . . . .     (22.3)    (16.0)        (16.0)
Add:  Total fixed charges deducted
        from earnings. . . . . . . . .     452.4     404.8         459.6
      Proportional share of pre-tax
        earnings of 50% owned
        associates . . . . . . . . . .      10.6       7.2           7.2
      Dividends received from less
        than 50% owned associates. . .       9.8       6.6           6.6
                                          ------    ------        ------
          Earnings available for
          payment of fixed charges . .    $948.3    $611.6        $713.6
                                          ======    ======        ======
Fixed charges (including the Company's
  proportional share of 50% owned
  associates):
    Interest expense . . . . . . . . .    $417.0    $372.6        $422.9
    Portion of operating lease rental
      deemed to be interest. . . . . .      26.5      24.8          25.9
    Amortization of deferred financing
      costs and debt discount expense.       8.9       7.4          10.8
                                          ------    ------        ------
          Total fixed charges
          deducted from earnings
          and total fixed charges. . .    $452.4    $404.8        $459.6

Preferred stock dividends (increased
  to assumed pre-tax amount) . . . . .      35.5      21.3          33.6
                                          ------    ------        ------
Combined fixed charges and preferred
  stock dividends. . . . . . . . . . .    $487.9    $426.1        $493.2
                                          ======    ======        ======
Ratio of earnings to fixed charges . .       2.1       1.5           1.6
Ratio of earnings to combined fixed
  charges and preferred stock
  dividends. . . . . . . . . . . . . .       1.9       1.4           1.4

                                                     Exhibit 12 -- Page 2 of 2

                             OWENS-ILLINOIS, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
     AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                     (Millions of dollars, except ratios)

                                                    Years ended December 31,
                                                   --------------------------
                                                     1997      1996      1995
                                                   ------    ------    ------
Earnings before income taxes, minority share
  owners' interests, and extraordinary items . .   $452.3    $324.1    $310.0
Pretax earnings of majority-owned subsidiary not
  consolidated . . . . . . . . . . . . . . . . .
Less:  Equity earnings . . . . . . . . . . . . .    (17.9)    (15.2)    (14.4)
Add:  Total fixed charges deducted from
        earnings . . . . . . . . . . . . . . . .    324.1     324.3     321.1
      Proportional share of pre-tax earnings of
        50% owned associates . . . . . . . . . .      2.8
      Dividends received from less than 50%
        owned associates . . . . . . . . . . . .      4.8       2.7       3.7
                                                   ------    ------    ------
          Earnings available for payment of
          fixed charges. . . . . . . . . . . . .   $766.1    $635.9    $620.4
                                                   ======    ======    ======
Fixed charges (including the Company's
  proportional share of 50% owned associates):
    Interest expense . . . . . . . . . . . . . .   $298.7    $297.6    $294.6
    Portion of operating lease rental deemed
      to be interest . . . . . . . . . . . . . .     21.3      21.7      21.5
    Amortization of deferred financing costs and
      debt discount expense. . . . . . . . . . .      4.1       5.0       5.0
                                                   ------    ------    ------
          Total fixed charges deducted from
          earnings and total fixed charges . . .   $324.1    $324.3    $321.1

Preferred stock dividends (increased to assumed
  pre-tax amount). . . . . . . . . . . . . . . .      2.2       2.2       2.6
                                                   ------    ------    ------
Combined fixed charges and preferred stock
  dividends. . . . . . . . . . . . . . . . . . .   $326.3    $326.5    $323.7
                                                   ======    ======    ======
Ratio of earnings to fixed charges . . . . . .        2.4       2.0       1.9
Ratio of earnings to combined fixed charges and
  preferred stock dividends. . . . . . . . .          2.3       1.9       1.9







                                      E-2